Exhibit 4.1

AMENDMENT NO. 2 TO WARRANT AND PUT OPTION AGREEMENT

This AMENDMENT NO. 2 (the “Second Amendment”) to the WARRANT AND PUT OPTION AGREEMENT (the “Agreement”) originally dated as of November 30, 2006, by and between Gian Luigi Buitoni. (the “Lead Investor”) and Xenomics, Inc. (the “Company”), as amended August 29, 2007 is dated as of October 30, 2007.

WITNESSETH:

                WHEREAS, on November 30, 2006, the Lead Investor and the Company entered into the Agreement and amended such Agreement on August 29, 2007; and

                WHEREAS, the parties now desire to amend Section 3(b) of such Agreement in order to preserve the Company’s right to exercise the Maximum Put Amount in December 2007;

                NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

                1.             The last sentence of the definition of “Maximum Put Amount” in Section 3(b)(i) is hereby replaced in its entirety with “In no event shall the Maximum Put Amount exceed $1,500,000.”

                2.             Section 3(b)(ii) shall be replaced in its entirety with the following:

                                “In the event the Financing Condition has not been met, upon written notice from the Company on February 26, 2008 (the “Put Closing Date”), by February 27, 2008, the Lead Investor shall purchase the number of Units specified in such notice up to the Maximum Put Amount divided by the applicable Exercise Price.  On the Put Closing Date, the Lead Investor shall surrender this Warrant and the full Exercise Price of the Units specified in the Notice in immediately available funds against the Company’s delivery of Lead Investor’s Securities.  If less than all of the Investor’s Securities which may then be acquired on the exercise of this Warrant are specified in the Notice, the Company shall cancel this Warrant and issue and deliver to the Lead Investor a new Warrant for the Lead Investor’s Securities remaining.”

                3.             (A)          This Second Amendment shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

                                (B)           Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this Second Amendment, each reference in the Agreement to the “Agree-

ment”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Agreement as amended by this Second Amendment.

                                (C)           This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

                IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first stated above.

LEAD INVESTOR

By:
Gianluigi Longinotti-Buitoni

XENOMICS, INC.

By:
Name: Gianluigi Longinotti-Buitoni
Title: Executive Chairman